Exhibit (a)(1)(vi)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Petroteq Energy Inc. The Offer (as defined below) is being made solely by the Offer to Purchase and Circular (as defined below) and the related Letter of Transmittal and Notice of Guaranteed Delivery (each as defined below) and any amendments, supplements or modifications thereto, and is being made to all holders of Common Shares (as defined below). The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto. The Offeror (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Common Shares in any such jurisdiction in compliance with such applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such state to be designated by Offeror.

NOTICE OF OFFER TO PURCHASE

all of the outstanding Common Shares of

PETROTEQ ENERGY INC.

by 2869889 ONTARIO INC., an indirect, wholly-owned subsidiary of

VISTON UNITED SWISS AG

at a price of C$0.74 in cash per Common Share

2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”), has made an offer (the “Offer”) to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”), which includes any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below) upon the exercise, exchange or conversion of the options, warrants, convertible debentures and any securities of Petroteq that are exercisable or exchangeable for or convertible into Common Shares (collectively, the “Convertible Securities”), at a price of C$0.74 in cash per Common Share. The Offer, which is subject to certain terms and conditions, is set forth in the offer to purchase and related take-over bid circular dated October 25, 2021 (the “Offer to Purchase and Circular”) and the letter of transmittal (the “Letter of Transmittal”) and the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) accompanying the Offer to Purchase and Circular (collectively, the “Offer Documents”), copies of which have been filed with the securities regulatory authorities in Canada and the United States. Copies of the Offer Documents are available at www.sedar.com and www.sec.gov.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022 (the “Expiry Time”), unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

The Common Shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “PQE”, on the OTC Markets Group Inc.’s Pink Open Market (the “OTC Market”) under the symbol “PQEFF”, and on the Deutsche Börse AG’s Frankfurt Stock Exchange (the “Frankfurt Exchange”) under the symbol “PQCF”. The cash consideration under the Offer represents a 279.49% premium based on the closing price of C$0.195 per Common Share on the TSX-V on August 6, 2021 (the last trading day prior to the announcement by Petroteq of the cease trade order issued by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares). The Offer also represents a premium of 1031.75% to the volume weighted average trading price of C$0.065 per Common Share on the TSX-V for the 52-week period prior to April 15, 2021 (the last trading day prior to the publication of a voluntary public purchase offer in the German Federal Gazette).

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period (which will constitute a “subsequent offering period” under Rule 14d-11 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934) or any extension thereafter, which include: (i) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror, which is a non-waivable condition; (ii) there having been validly deposited under the Offer and not withdrawn that number of Common Shares, representing at least 50% +1 of the issued and outstanding Common Shares on a Fully-Diluted Basis (as defined in the Offer to Purchase and Circular); (iii) the Offeror having determined, in its reasonable judgement, that there does not exist and shall not have occurred, and that the Offer if completed, might not result in, a Material Adverse Effect (as defined in the Offer to Purchase and Circular); and (iv) certain regulatory approvals having been obtained and/ or waiting periods expired. These and other conditions of the Offer are fully described in the Offer to Purchase and Circular.

Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal accompanying the Offer to Purchase and Circular and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Shareholders holding Common Shares in certificated form are advised to contact the Depositary prior to sending their Letter of Transmittal and certificates in order to confirm documentation that will be required to validly accept such tenders. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) book-entry transfer of Common Shares; or (ii) guaranteed delivery using the Notice of Guaranteed Delivery accompanying the Offer to Purchase and Circular, or a manually executed facsimile thereof. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by the Offeror under the Offer and in the other circumstances which are fully described in the Offer to Purchase and Circular. To withdraw previously tendered Common Shares, a Shareholder must send a notice of withdrawal to the Depositary prior to the occurrence of certain events and within the time periods set forth in the Offer to Purchase and Circular. The notice must contain the specific information outlined in the Offer to Purchase and Circular. If a stockbroker, dealer, bank or other intermediary has tendered Common Shares on a Shareholder’s behalf and the Shareholder wishes to withdraw such Common Shares, the Shareholder must arrange for such intermediary to timely withdraw such securities.

The sale of Common Shares pursuant to the Offer will be a taxable transaction for Canadian and U.S. federal income tax purposes. Generally, a Canadian resident holder who disposes of Common Shares to the Offeror under the Offer will realize a capital gain (or capital loss) for Canadian federal income tax purposes equal to the amount by which the proceeds of disposition, less any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to such holder immediately before the disposition. Subject to certain “passive foreign investment company” rules, a U.S. holder that disposes of Common Shares pursuant to the Offer generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between (i) the U.S. dollar value of the cash to which the holder is entitled pursuant to the Offer and (ii) the holder’s adjusted tax basis in the Common Shares so disposed. Shareholders should carefully review the Offer to Purchase and Circular in this respect and, as necessary, consult their own tax advisors with respect to their particular circumstances.

The Offeror has requested the use of Petroteq’s shareholder and security holder lists and security position listings for the purpose of disseminating the Offer Documents to Shareholders and holders of Convertible Securities. The Offer Documents have been mailed to record holders of Common Shares and Convertible Securities and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on Petroteq’s shareholder and security holder lists or who are listed as participants in a security position listing for subsequent transmittal to beneficial owners.

The information contained in this advertisement is a summary only. The Offer is made solely by the Offer Documents, all of which are incorporated herein by reference. The Offer Documents contain important information that Shareholders are urged to read in their entirety before making any decision with respect to the Offer. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934 is contained in the Offer to Purchase and Circular and is incorporated herein by reference.

All references to “C$” herein refer to Canadian dollars. All cash payments under the Offer will be paid in Canadian dollars. However, Shareholders can elect to receive such amounts in U.S. dollars by checking the appropriate box in the Letter of Transmittal.

The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Copies of the Offer Documents can be obtained without charge from the Depositary and Information Agent. Questions or requests for assistance may be directed to the Depositary and Information Agent at the address and telephone numbers set out below.

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors

If you have any questions, please contact Kingsdale Advisors, the depositary and information agent in connection to the Offer, by telephone within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by email at contactus@kingsdaleadvisors.com. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.